EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 27, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests discussed in Note 2, as to which the date is September 18, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Marvel Entertainment, Inc.’s Current Report on Form 8-K as filed on September 18, 2009. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

November 19, 2009